For the fiscal year ended October 31, 2000.
File number:  811-04864
Prudential Value Fund
(formerly Prudential Equity Income Fund)

                          SUB-ITEM 77D
          Policies With Respect to Security Investment


                  Supplement Dated May 5, 2000
                Prospectus Dated January 20, 2000



On May 2, 2000 the Board of Trustees approved  a
change of the Fund's name from Prudential Equity
Income   Fund   to  "Prudential   Value   Fund,"
effective on or about September 14, 2000.


The   following   supplements  the   information
contained in the Prospectus on page 5 under "How
the   Fund   Invests-Investment  Objective   and
Policies".

     The   Board   of   Trustees  has   approved
proposals  to  (1) delete "current income"  from
the  Fund's  dual objective so that  the  Fund's
investment   objective  would  be   limited   to
"capital  appreciation" and (2)  reengineer  the
Fund  as a large-cap value fund.  The change  in
investment  objective is subject to  shareholder
approval.   A special shareholders'  meeting  is
scheduled  to occur in September  2000.   It  is
anticipated that a proxy statement relating to the proposal will be mailed to the Fund's shareholders in July 2000.


The   following   supplements  the   information
contained in the Prospectus on pages 12  and  13
under   "How   the   Fund  is  Managed-Portfolio
Manager":

     Thomas Kolefas, CFA, a Managing Director of
Prudential Investments, will begin managing  the
Fund  effective  May 8, 2000.  Mr.  Kolefas  was
previously  employed  by Loomis  Sayles  &  Co.,
L.P.,  where  he was a senior portfolio  manager
and led a team managing large- and mid-cap value
equity assets, including mutual fund portfolios,
for  four years.  Prior to 1996, Mr. Kolefas was
employed  by  Mackay  Shields  Financial  as   a
portfolio manager for five years.  He  earned  a
B.S. from Cooper Union School of Engineering and
an  M.B.A.  from New York University.   He  also
holds   a  Chartered  Financial  Analyst   (CFA)
designation.


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